Exhibit 99.1

FOR IMMEDIATE RELEASE

ABM Names Lauralee Martin and Thomas Gartland to its Board of Directors

New York, NY – October 27, 2015 – ABM (NYSE:ABM), a leading provider of facility solutions, announced that its board of directors has elected Lauralee E. Martin and Thomas “Tom” M. Gartland as independent directors, effective immediately.

“We welcome Lauralee and Tom to our board and look forward to benefiting from their extensive experience in real estate, sales and marketing, and finance,” said Maryellen Herringer, chairman of the board of directors, ABM. “Lauralee and Tom bring valuable, industry perspectives to our already strong board of directors. We are confident that their insights and contributions will benefit ABM and our shareholders as we continue to take meaningful steps to transform ABM and enhance value.”

“We look forward to working with Lauralee and Tom as we continue to execute on our strategy and transformation initiative,” said Scott Salmirs, president and chief executive officer, ABM. “Their guidance and insight will be invaluable as we align our business and operations to an industry-focused, vertical model.”

Ms. Martin is the chief executive officer of HCP, Inc., a publicly traded fully integrated real estate investment trust (REIT) that invests primarily in real estate serving the healthcare industry in the United States, a position she has held since October 2013. Previously, Ms. Martin held a variety of senior roles at Jones Lang LaSalle Incorporated, Heller Financial, Inc. and General Electric Credit Corp. Ms. Martin serves on the board of two publicly-traded companies, HCP, Inc. and Kaiser Aluminum Corporation. She was a member of the board of directors of Jones Lang LaSalle, Inc., from October 2005 to October 2013, Key Corp, from December 2003 to November 2010 and has also served on the boards of Gables Residential Trust, and Heller Financial. Ms. Martin brings significant experience in all aspects of corporate financial and operational matters to the ABM board, in addition to her insight into public company boardrooms and exposure to key committees.

Mr. Gartland recently retired from his role as president, North America for Avis Budget Group, Inc., a publicly traded, leading global provider of vehicle rental services, a position he held from October 2011 to December 2014. Previously, he was executive vice president, sales, marketing and customer care at Avis Budget Group, Inc., where he developed the overall strategic direction for marketing and sales. Before that, Mr. Gartland served as vice president and director of national accounts, North America for Ecolab, Inc., the global leader in water, hygiene, and energy technologies and services. Mr. Gartland serves on the board of directors of Xenia Hotels & Resorts, Inc., a publicly traded, self-advised and self-administered REIT that invests primarily in premium full service, upscale hotels. Mr. Gartland brings a strong background overseeing sales, marketing and customer service functions to the ABM board, in addition to his experience in operations as a senior executive at major, multi-national companies.

-more-

Today’s announcement reflects ABM board’s continuing commitment to recruit new independent and highly-qualified directors who have perspectives and insights that expand the depth and breadth of the board. With the additions of Ms. Martin and Mr. Gartland, ABM's board will increase from nine to eleven directors, adding to the already broad and diverse set of skills and experiences.

Concurrently with being named to the ABM board, Ms. Martin has been appointed to serve on the board’s Corporate Citizenship and Communications Committee and Mr. Gartland has been appointed to serve on the Audit Committee.

ABOUT ABM

ABM (NYSE: ABM) is a leading provider of facility solutions with revenues of approximately $5 billion and 120,000 employees in over 300 offices deployed throughout the United States and various international locations. ABM’s service capabilities include electrical & lighting, energy solutions, facilities engineering, HVAC & mechanical, janitorial, landscape & turf, and parking, provided through stand-alone or integrated solutions. ABM provides custom facility solutions in urban, suburban and rural areas to properties of all sizes — from schools and bank branches to the largest and most complex facilities, such as airports, hospitals and manufacturing plants. ABM Industries Incorporated, which operates through its subsidiaries, was founded in 1909. For more information, visit www.abm.com.

# # # END # # #

Contact

Media:	Chas Strong 770.262.2948 chas.strong@abm.com	Investors & Analysts:	David Farwell 212.297.9792 dfarwell@abm.com